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                                                                    EXHIBIT 99.1

     [PILLOWTEX LOGO]


     FOR IMMEDIATE RELEASE
     May 2, 2002

        Contact:  Karen Cobb, Communications Manager
                  (704) 939 - 2775


                   Pillowtex Corporation Receives Confirmation
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              of Its Plan of Reorganization by the Bankruptcy Court
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KANNAPOLIS, N.C. - (May 2, 2002) - Pillowtex Corporation and its domestic subsidiaries announced today that the United States Bankruptcy Court for the District of Delaware on Wednesday confirmed the Company's Second Amended Plan of Reorganization (the "Plan") filed with the Court on March 11, 2002. Confirmation by the Court clears the way for Pillowtex to emerge from bankruptcy by June 30, 2002.

     "The decision by the Court paves the way for us to emerge from bankruptcy by June 30," said Tony Williams, president and chief operating officer. "Though we will soon close the last chapter of the bankruptcy process, we will continue to implement new initiatives to deliver on the promise inherent in our Plan of Reorganization. Our pledge is to continually offer the consumer new programs that are fashionable, distinctive and exciting. This marks the beginning of a new chapter in this company's history."

     Under the terms of the Plan, all shares of Pillowtex existing Common Stock and Preferred Stock will be cancelled and the reorganized Company will issue new Common Stock to its secured creditors and a combination of new Common Stock and Warrants to its unsecured creditors in accordance with the distribution procedures provided in the Plan. The Company will emerge from bankruptcy significantly stronger, having reduced its debt by approximately $700 million.

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About Pillowtex Corporation
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     Pillowtex Corporation, with corporate offices in Kannapolis, N.C., is one of America's leading producers and marketers of household textiles including towels, sheets, rugs, blankets, pillows, mattress pads, feather beds, comforters and decorative bedroom and bath accessories. The Company's brands include Cannon, Fieldcrest, Royal Velvet, Charisma and private labels. The Company filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code on November 14, 2000. Pillowtex currently employs approximately 8,300 people in its network of manufacturing and distribution facilities in the United States and Canada.

Cautionary Statement Regarding Forward-Looking Statements
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     Certain statements contained in this press release, including, but not limited to, information regarding the future economic performance and financial condition of the Company, the status and progress of the Company's reorganization, the plans and objectives of the Company's management and the Company's assumptions regarding such performance and plans, are forward-looking in nature. Factors that could cause actual results to differ from the forward-looking information contained in this release include, but are not limited to, uncertainty regarding arrangements relating to the Company's reorganization, the resolution of issues relating to certain indebtedness of the Company and other issues presented by the reorganization, uncertainty related to the Company's ability to satisfy the conditions to the effective date set forth in the Plan, general economic conditions, the Company's ability to implement its business plan and the Company's future competitive position.


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